Exhibit 11
                            THERMO OPTEK CORPORATION

                        Computation of Earnings per Share

                                             1996          1995          1994
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   Computation of Primary Earnings
     per Share

   Net Income (a)                     $23,401,000   $16,009,000   $14,423,000
                                      -----------   -----------   -----------
   Shares:
     Weighted average shares
       outstanding                     46,904,670    45,000,000    45,000,000
     Add: Shares issuable from assumed
          exercise of options (as
          determined by the
          application of the
          treasury stock method)           39,260       157,040       157,040
                                      -----------   -----------   -----------
   Weighted average
     shares outstanding,
     as adjusted (b)                   46,943,930    45,157,040    45,157,040
                                      -----------   -----------   -----------
   Primary Earnings per Share
     (a) / (b)                        $       .50   $       .35   $       .32
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